Exhibit 99.1

NEWS RELEASE

Enbridge and Spectra Energy Complete Merger

CALGARY, ALBERTA – February 27, 2017 – Enbridge Inc. (TSX, NYSE:ENB) (Enbridge) announced the completion today of the previously announced stock-for-stock merger transaction (the Transaction) to acquire all of the outstanding common stock of Spectra Energy Corp (NYSE:SE) (Spectra Energy).

Trading in shares of Spectra Energy common stock on the New York Stock Exchange (NYSE) will be suspended effective as of the opening of trading today. In connection with the completion of the merger, the shares of common stock of Spectra Energy will be delisted from the NYSE and will be de-registered under the U.S. Securities Exchange Act of 1934. Common shares of Enbridge will continue to trade on both the NYSE and the Toronto Stock Exchange under the symbol “ENB”.

Shares of Spectra Energy common stock represented in book-entry, non-certificated form will be automatically exchanged for common shares of Enbridge without any further action on the part of such Spectra Energy shareholders. CST Trust Company, the exchange agent for the Transaction, will be sending out letters of transmittal and other instructions in the next few days to Spectra Energy shareholders who hold stock certificates representing shares of Spectra Energy common stock, outlining specific actions that such shareholders will need to take to surrender their shares for common shares of Enbridge. Shareholders of Spectra Energy holding stock certificates should wait until they receive the letter of transmittal before surrendering their certificates.

For more information about the merger transaction, shareholders are encouraged to visit the investor page on Enbridge’s website, www.enbridge.com.

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline, accounting for nearly 68% of U.S.-bound Canadian crude oil production, and moves approximately 20% of all natural gas consumed in the U.S. serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.5 million retail customers in Ontario, Quebec, New Brunswick and New York State. Enbridge also has a growing involvement in electricity infrastructure with interests in more than 2,500 MW of net renewable generating capacity, and an expanding offshore wind portfolio in Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past eight years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

Forward-Looking Information

This news release includes certain forward looking statements and information, including with respect to the suspension of trading and de-registration of the shares of Spectra Energy common stock and planned communications to Spectra Energy shareholders. Although Enbridge believes these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties, including stock exchange and securities regulatory matters. A further discussion of the risks and uncertainties facing Enbridge can be found in the Company’s filings with Canadian and United States securities regulators. While Enbridge makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Suzanne Wilton	Jonathan Gould
(403) 231-7385 or Toll Free: (888) 992-0997	(403) 231-3916 or Toll Free: (800) 481-2804
Email: suzanne.wilton@enbridge.com	Email: jonathan.gould@enbridge.com